UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tier Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TIER TECHNOLOGIES, INC.
Deanne M. Tully	10780 Parkridge Boulevard
Corporate Secretary	Reston, Virginia 20191
January 15, 2008

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Tier Technologies, Inc. on February 28, 2008 at 2:00 p.m. Eastern Time at Tier’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

At the annual meeting, stockholders will elect directors and vote on the ratification of the selection of Tier's independent registered public accounting firm.  We will also report on Tier's business.  Stockholders will have an opportunity to ask relevant questions.

Only stockholders of record at the close of business on January 3, 2008 are entitled to notice of, to attend, and to vote at the annual meeting.

Your vote is important to us.  I encourage you to sign and return the accompanying proxy card in the postage-paid envelope or vote by telephone or via the Internet prior to the annual meeting, so that your shares of common stock will be represented and voted at the annual meeting even if you cannot attend.

By Order of the Board of Directors,

Deanne M. Tully
Secretary
Reston, Virginia
January 15, 2008

TIER TECHNOLOGIES, INC.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF TIER TECHNOLOGIES, INC.

TIME:	2:00 p.m. Eastern Time on Thursday, February 28, 2008.

PLACE:	Tier Technologies, Inc. corporate headquarters, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

ITEMS OF BUSINESS:	(1) To elect six directors;
(2) To ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for fiscal year ending September 30, 2008; and
(3) To transact other business properly coming before the meeting.

WHO CAN VOTE:	You can vote if you were a stockholder of record on January 3, 2008.

2007 ANNUAL REPORT:
We are making available a copy of the 2007 annual report to stockholders at www.investorEconnect.com.  To view the material, enter the 12-digit control number, which appears on the notice of Internet availability of proxy materials.

DATE OF AVAILABILITY:
We are first making available this notice, the proxy statement, and the accompanying proxy card to stockholders on or about January 15, 2008 at www.investorEconnect.com.  To view the material, enter the 12-digit control number, which appears on the notice of Internet availability of proxy materials.

Deanne M. Tully
Corporate Secretary
January 15, 2008

i

Table of Contents

GENERAL INFORMATION	1
1. WHEN AND WHERE IS THE ANNUAL MEETING?	1
2. WHY AM I BEING PROVIDED THESE MATERIALS?	1
3. WHAT PROPOSALS ARE BEING PRESENTED FOR STOCKHOLDER VOTE AT THE ANNUAL MEETING?	1
4. WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?	1
5. WHO WILL BEAR THE COST OF HTE SOLICITING VOTES FOR THE ANNUAL MEETING?	2
VOTING MECHANICS	2
6. WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?	2
7. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?	2
8. HOW CAN I VOTE MY SHARES OF COMMON STOCK	2
9. HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?	2
10. WHAT IF I DO NOT SPECIFY A VOTE FOR A PROPOSAL WHEN RETURNING A PROXY?	3
VOTING INFORMATION	3
11. WHAT ARE THE VOTING CHOICES WHEN VOTING ON ITEM 1, THE ELECTION OF DIRECTORS?	3
12. WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?	3
13. WHAT ARE THE VOTING CHOICES WHEN VOTING ON ITEM 2, THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	3
14. WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?	3
15. HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?	3
STOCK OWNERSHIP	4
CORPORATE GOVERNANCE MATTERS	5
MEETING AND COMMITTEES OF THE BOARD OF DIRECTORS	7
PROPOSAL ONE: ELECTION OF DIRECTORS	8
COMPENSATION COMMITTEE REPORT	10
COMPENSATION DISCUSSION AND ANALYSIS	10
EXECUTIVE COMPENSATION	19
SUMMARY COMPENSATION TABLE	20
FISCAL 2007 GRANTS OF PLAN-BASED AWARDS	21
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END	22
FISCAL 2007 OPTION EXERCISES AND STOCK VESTED	24
DIRECTOR COMPENSATION	27
REPORT OF THE AUDIT COMMITTTEE OF THE BOARD OF DIRECTORS	28
PRINCIPAL ACCOUNTING FEES AND SERVICES	29
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR TO PROPOSAL TWO	29
OTHER MATTERS	30
ADDITIONAL INFORMATION	30
ii

TIER TECHNOLOGIES, INC.
10780 Parkridge Boulevard, Suite 400
Reston, Virginia 20191

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 28, 2008

GENERAL INFORMATION

1.   WHEN AND WHERE IS THE ANNUAL MEETING?

The Annual Meeting of Stockholders of Tier Technologies, Inc. will be held on February 28, 2008 at 2:00 p.m. Eastern Time, at Tier’s headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

2.   WHY AM I BEING PROVIDED THESE MATERIALS?

The Board of Directors, or Board, is soliciting your proxy for use at the Annual Meeting of Stockholders of Tier Technologies, Inc. or at any adjournment or postponement of the annual meeting.  The Board is providing these proxy solicitation materials to give you information for use in determining how to vote in connection with the annual meeting.

We are making this proxy statement and related proxy materials available on the Internet.  We mailed a notice of Internet availability of proxy materials on or about January 15, 2008, to all stockholders of record entitled to vote at the annual meeting.

We first made available the proxy solicitation materials at www.proxyvote.com on or around January 15, 2008 to all stockholders entitled to vote at the annual meeting.  You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.investorEconnect.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@investorEconnect.com.  Our 2007 annual report to stockholders was made available at the same time and by the same methods.

3.   WHAT PROPOSALS ARE BEING PRESENTED FOR STOCKHOLDER VOTE AT THE ANNUAL
      MEETING?

Two proposals are scheduled for voting at the annual meeting:

ITEM 1.  Election of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES:  CHARLES W. BERGER, SAMUEL CABOT III, JOHN J. DELUCCA, MORGAN P. GUENTHER, RONALD L. ROSSETTI, AND JAMES R. STONE, FOR SERVICE IN THE ENSUING YEAR AND UNTIL SUCCESSORS ARE ELECTED.

You can find information about the Board's nominees, as well as information about the Board, its committees, and other related matters, beginning on page 7.  Information regarding director compensation can be found on page 27.

ITEM 2.  Ratification of Selection of McGladrey & Pullen, LLP:

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.

You can find information about Tier's relationship with McGladrey & Pullen, LLP beginning on page 29.

4.   WHAT OTHER MATTERS MAY ARISE AT THE ANNUAL MEETING?

We do not know of any other matters that will come before the stockholders at the annual meeting.  The Chairman of the annual meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor of the annual meeting if the proposal or nomination was not properly submitted.  The requirements for properly submitting proposals and nominations from the floor of the annual meeting were described in our proxy statement for fiscal year 2006 and are similar to those described on page 30 for next year's meeting.

5.   WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

We will bear the entire cost of the solicitations of proxies, including preparation, assembly, printing and mailing of the notice of Internet availability of proxy materials, this proxy statement, the proxy card and any additional information furnished to stockholders.  In addition to the use of mail, some of our directors, officers and regular employees may solicit proxies by telephone and will request banks, brokerage houses, fiduciaries and custodians to forward soliciting material to the beneficial owners of common stock held of record by such persons.  We will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners.  No additional compensation will be paid to our directors, officers or regular employees for such services.

VOTING MECHANICS

6.   WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only holders of record of shares of our common stock at the close of business on January 3, 2008, or the record date, are entitled to vote at the annual meeting, or at adjournments or postponements of the annual meeting.  As of the record date there were 19,544,454 shares of our common stock outstanding and entitled to vote.

Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.  The holders of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting.  Abstentions and broker non-votes will be counted towards a quorum, but will not be counted in determining whether a proposal is approved.

7.   WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date is January 3, 2008.  Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

8.  HOW CAN I VOTE MY SHARES OF COMMON STOCK?

There are four ways to vote:

•
Telephone: Call 1-800-690-6903 from any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date.  Have your 12-digit control number, which appears on your proxy card, available when you call, then follow the instructions; OR

•	Mail: Mark, sign and date your proxy card and return it to: Tier Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; OR

•	In-Person: Mark, sign and date your proxy card and submit it during the 2008 Annual Meeting of Stockholders on February 28, 2008 at 2:00 p.m. Eastern Time; OR

•
Internet:  Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your 12-digit control number, which appears on your proxy card, available when you access the web site and follow the instructions to vote.

If you deliver a properly executed written proxy, or submit a properly completed proxy by telephone or by Internet, that proxy will be voted at the annual meeting in accordance with the directions given in the proxy, unless you revoke the proxy before the annual meeting.  The proxies also may be voted at any adjournments or postponements of the annual meeting.

If you want to cumulate your votes you must do so in writing with a proxy card or in person at the annual meeting.  To receive a proxy card you may request one in accordance with the notice of Internet availability of proxy materials at www.investorEconnect.com.

9.  HOW CAN I REVOKE A PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You can revoke a proxy before the close of voting at the annual meting by:

•	Giving written notice to Tier's Corporate Secretary located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191;

•	Submitting a new proxy card bearing a date later than your last proxy card;

•	Following the instructions for Internet proxy authorization that appear on the proxy card;

•	Following the instructions that appear on the proxy card for proxy authorization by telephone; or

•	Attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy.

10.  WHAT IF I DO NOT SPECIFY A VOTE FOR A PROPOSAL WHEN RETURNING A PROXY?

 You should specify your vote for each proposal on the proxy card.  However, if you give no specific instructions, but sign and return the proxy card, your shares will be voted for all proposals.

VOTING INFORMATION

11.  WHAT ARE THE VOTING CHOICES WHEN VOTING ON ITEM 1, THE ELECTION OF DIRECTORS?

 Stockholders may:

•	Vote FOR (in favor of) all nominees;

•	WITHHOLD votes from all nominees; or

•	WITHHOLD votes from specific nominees.

12.  WHAT VOTE IS NEEDED TO ELECT THE DIRECTORS?

 Directors will be elected by the affirmative vote of a plurality of votes cast by stockholders entitled to vote on the matter, which means that the six director nominees with the highest number of affirmative votes will be elected.  As a result, if you WITHHOLD authority to vote for a nominee, your vote will not be counted in determining the outcome of the election of directors.

 Stockholders have the right to cumulate their votes and give one nominee the number of votes equal to the number of directors to be elected (six) multiplied by the number of votes entitled to be cast by such stockholder at the annual meeting or to distribute such votes among the nominees as they see fit.  Stockholders may cumulate their votes by giving instructions on the enclosed form of proxy as to how the votes are to be cumulated or by voting in person at the annual meeting.  Proxies (including but not limited to proxies that indicate no voting instructions) will grant the persons named in the enclosed proxy card discretionary authority to cumulate votes in connection with the election of directors, except that votes may not be cast for the election of any individual to the extent that authority to vote has been withheld as to such individual and except to the extent that specific instructions have been given as to cumulative voting.  If and to the extent that voting authority is withheld with regard to a particular nominee or nominees, the proxy holders may, in their discretion, cumulate the withheld votes in favor of other nominees, and if different specific instructions are given, the specific instructions will be followed.

 If you want to cumulate your votes you must do so in writing with a proxy card or in person at the annual meeting.  To receive a proxy card you may request one in accordance with the notice of Internet availability of proxy materials at www.investorEconnect.com.

 13.  WHAT ARE THE VOTING CHOICES WHEN VOTING ON ITEM 2, THE RATIFICATION OF THE
  SELECTION OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC
  ACCOUNTING FIRM?

  Stockholders may:

•	Vote FOR (in favor of) the ratification;

•	Vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

14.  WHAT VOTE IS NEEDED TO RATIFY THE SELECTION OF MCGLADREY & PULLEN, LLP AS OUR
    INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

The selection of the independent registered public accounting firm will be ratified by the affirmative vote of a majority of the shares voting on the matter.

15.  HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock outstanding and entitled to vote at the annual meeting that either present in person or represented by proxy will constitute a quorum for the annual meeting.  Abstentions and broker non-votes are included in determining the number of votes present, but will not be counted in determining whether a proposal is approved.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth certain information regarding the ownership of our common stock as of January 3, 2008 by: (i) each director and director nominee; (ii) each of the named executive officers (as set forth in the Summary Compensation Table); and (iii) all executive officers and directors of Tier as a group.  Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common stock beneficially owned
Name of beneficial owner(1)	Number of shares	Number of shares exercisable within 60 days(2)	Percent of class(3)
Ronald L. Rossetti	435,024	420,000	2.2%
Samuel Cabot III	199,810	180,000	1.0%
Michael A. Lawler	169,704	38,000	*
Morgan P. Guenther	131,000	130,000	*
Charles W. Berger	120,000	120,000	*
T. Michael Scott	104,000	100,000	*
Bruce R. Spector	83,333	83,333	*
Kevin Connell	60,800	60,800	*
David E. Fountain	38,000	38,000	*
Deanne M. Tully	37,000	35,000	*
John J. Delucca	20,000	20,000	*
James R. Stone	18,337	18,337	*
Todd F. Vucovich	18,001	18,001	*
Steven M. Beckerman	18,000	18,000	*
All directors, nominees and executive officers as a group (13 persons)(4)	1,435,008	1,261,470	7.3%
* Less than 1%
(1) Address: 10780 Parkridge Blvd, Suite 400, Reston, Virginia 20191.
(2) Number of shares underlying options exercisable on or before March 3, 2008.
(3) Percent of ownership calculated by dividing number of shares owned by directors, nominees and executive officers by 19,544,454 shares outstanding on January 3, 2008.
(4) Mr. Vucovich's employment with us terminated on January 2, 2008. As such, he is not included in the calculation of the "All directors, nominees and executive officers as a group" line.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the Securities and Exchange Commission, or the SEC, initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Officers, directors and holders of greater than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 30, 2007, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

Significant Stockholders

The following table lists certain persons known by Tier to own beneficially more than five percent of Tier's outstanding shares of common stock as of January 3, 2008.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Heartland Advisors, Inc. (1)	2,863,630	14.7%
Wells Fargo & Company (2)	2,085,452	10.7%
Dimensional Fund Advisors (3)	1,790,220	9.2%
Potomac Capital Management LLC (4)	1,718,965	8.8%
Giant Investment, LLC (5)	1,548,712	7.9%
Peninsula Capital Management (6)	1,087,800	5.6%

(1)  Address:  789 North Water Street, Milwaukee, Wisconsin 53202.  Based solely on information contained in a Schedule 13G filed with the SEC by
    Heartland Advisors, Inc. on February 9, 2007.  This table reflects the shares of common stock owned by Heartland Adivsors, Inc. as of December 31, 2006.

(2)  Based solely on information contained in a Schedule 13G filed with the SEC on September 10, 2007 by Wells Fargo & Company and its subsidiary, Wells
     Capital Management Incorporated.  The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.  The address for
     Wells Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.  This table reflects the shares of common stock owned by
     Wells Fargo & Company and Wells Capital Management Incorporated as of September 10, 2007.

(3)   Address:  1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.  Based solely on information contained in a Schedule 13G filed with the SEC by
     Dimensional Fund Advisors Inc. on February 1, 2006.  This table reflects the shares of common stock owned by Dimensional Fund Advisors Inc. on
     December 31, 2006.

(4)  Address:  825 Third Avenue, 33rd Floor, New York, New York 10022.  Based solely on information contained in a Schedule 13G filed with the SEC by Potomac
    Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit on February 15, 2007.  This table reflects the shares of common stock owned by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit as of February 15, 2007.

(5)  Address:  265 Franklin Street, 18th Floor, Boston, Massachusetts 02110.  Based solely on information contained in a Schedule 13D filed with the SEC by Giant
     Investments, LLC on October 3, 2007.  Parthenon Investors II, LP, is a managing member of Giant Investment, LLC, PCap Partners  II, LLC is a general partner of Parthenon Investors II, LP, and PCap II, LLC is a managing member of PCap Partners II, LLC. As parents of Giant Investment, LLC, Parthenon
     Investors II, LP, PCap Partners II, LLC, and PCap II, LLC may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant Investment, LLC, comprising 1,504,883 shares of common stock.  In addition, John C. Rutherford and Ernest K.
     Jacquet are control persons of various entities indirectly investing in Giant Investment, LLC and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant Investment, LLC, comprising 1,548,712 shares of common stock.

(6)   Address:  235 Pine Street, Suite 1818, San Francisco, California 94104.  Based solely on information contained in a Schedule 13G filed with the SEC by
     Peninsula Capital Management, LP and Scott Bedford on March 6, 2007.  This table reflects the shares of common stock owned by Peninsula Capital
     Management, LP and Scott Bedford as of February 28, 2007.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

In November 2003, the Board adopted a Code of Ethics for our Chief Executive Officer, Chief Financial Officer and persons performing similar functions.  Effective May 3, 2004, we also adopted a Business Code of Conduct for all employees.  Our Code of Ethics and our Business Code of Conduct are posted on our website at: http://www.tier.com.

Director Independence

Under NASDAQ rules, a director will only qualify as an "independent director" if, in the opinion of our Board, the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Our Board determined that Messrs. Berger, Cabot, Delucca, Guenther, Scott, Spector or Stone do not have a relationship which would interfere with the exercise of independent judgment in carrying the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Audit Committee Financial Expert

The Board determined that at least one member of the Audit Committee, Charles. W. Berger, is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, promulgated by the SEC.

Executive Sessions of Non-Management Directors

At each regularly scheduled meeting of the Board, time is set aside for the non-management directors to meet in an executive session without management present.

Communication with Directors

Stockholders may communicate directly with the Board members by writing to: Tier Technologies, Inc., Board of Directors, c/o Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.  Each communication should specify the individual or group to be contacted.  We will receive and review the communications before distributing them to the specified individual or group.  Generally, we will not forward stockholder communications to directors that relate to an improper or irrelevant topic, or which request general information about Tier.  All other stockholder communications will be forwarded to the director or directors to whom they are addressed.

Nomination of Director Candidates

The Governance and Nominating Committee will consider director nominees proposed by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.  Stockholders can recommend an individual for directorship consideration by submitting the name of the individual for consideration together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made.  The information should be submitted to the Governance and

Nominating Committee, c/o Corporate Secretary, Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

Pursuant to our bylaws, stockholders of record on the date of the notice described in this section and on the record date for the determination of stockholders entitled to vote at the meeting have the right to nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee or the Board, only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by our corporate secretary at:  Tier Technologies, Inc., c/o Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.  To be timely under the bylaws, the notice generally must be delivered not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholders in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.  To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee and proponent as would be required to be included in a proxy statement made in connection with solicitation of proxies for elections of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In evaluating director candidates, including current members of the Board eligible for re-election, the Governance and Nominating Committee considers many factors, including the current size and composition of the Board and its committees; a candidate's understanding of marketing, finance, sales and technology, and of our business and technology; and such other factors as the Governance and Nominating Committee may deem appropriate.  The Governance and Nominating Committee requires that any director candidate satisfy the following minimum qualifications:

•	financial literacy, demonstrated reputation for integrity, and the ability to exercise sound business judgment;

•	high personal and professional ethics;

•	understanding of the fiduciary responsibilities required as a member of the Board and the commitment, time and ability to meet these responsibilities; and

•	expansive professional background providing a comprehensive understanding of our technology, technology development, finance, sales and marketing.

Certain Relationships and Related Transactions

Related Person Transaction Policy

The Board has adopted a written policy and procedures for review, approval and ratification of transactions involving Tier and "related persons".  Related persons include Tier's executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  The policy covers any related person transaction exceeding $50,000 in which a related person had or will have a direct or indirect material interest.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

•	Any related person transaction proposed to be entered into by Tier must be reported to our General Counsel.

•	The Governance and Nominating Committee shall review and approve all related person transactions, prior to effectiveness or consummation of the transaction, whenever practicable.

•
If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Governance and Nominating Committee shall review and, in its discretion, may ratify the related person transaction at the next Governance and Nominating Committee meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Governance and Nominating Committee to the Chair of the Governance and Nominating Committee, who shall review and may approve the related person transaction, subject to ratification by the Governance and Nominating Committee at the next meeting.

•
Previously approved transactions of an ongoing nature shall be reviewed by the Governance and Nominating Committee annually to ensure that such transactions have been conducted in accordance with the previous approval granted by the Governance and Nominating Committee, if any, and that all required disclosures regarding the related person transaction are made.

Standards for Review, Approval or Ratification of Related Person Transaction
The Committee reviews, approves or ratifies a related party transaction primarily based on the following standards:

•	the related person's interest in the transaction, the dollar value of the amount involved and the dollar value of the amount of the related person's interest, without regard to profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party; and

•	the purpose of, and potential benefits to us of, the transaction.

MEETING AND COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal year 2007, the Board held eleven meetings.  Each director attended at least 75% of the meetings of the Board and any committees on which he served, held during the period in which he was a director or committee member.  Directors may attend the annual meeting, but are not obligated to do so.  Mr. Rossetti was the only director who attended last year's annual meeting.  Committee functions and members are as follows:

Audit Committee
Number of Members: 3	Functions:
Members:
Selects the independent registered public accounting firm to audit Tier's books and records, subject to stockholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing:  internal quality control procedures, any issues raised by an internal or peer quality control review and any investigations by regulatory authorities.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews independence and performance.  Also reviews any proposed engagement between Tier and the independent registered public accounting firm and approves in advance any such engagement, if appropriate.

Reviews internal controls, accounting practices and financial reporting, including the results of the annual audit and the review of the interim financial statements, with management and the independent registered public accounting firm.

Discusses earnings releases and guidance provided to the public.

As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.

Prepares a report of the Audit Committee to be included in our proxy statement.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board about these matters.

Charles W. Berger (Chair)
Samuel Cabot III
Morgan P. Guenther

Number of Meetings in Fiscal 2007: 9

Compensation Committee
Number of Members: 3	Functions:
Members:
Reviews and approves the compensation of our Chief Executive Officer and other executive officers.

Reviews executive bonus plan allocations.

Oversees and advises the Board on the adoption of policies that govern our compensation programs.

Oversees the administration of our equity-based compensation and other benefit plans.

Approves grants of stock options and stock awards to our officers and employees.

Samuel Cabot III (Chair)
Charles W. Berger
Morgan P. Guenther

Number of Meetings in Fiscal 2007: 7

Governance and Nominating Committee
Number of Members: 3	Functions:
Members:
Interviews, evaluates and recommends individuals for membership on the Board and its committees.

Evaluates and recommends, where appropriate, whether a member of the Board qualifies as independent within the meaning of the applicable NASDAQ rules.

Recommends guidelines and responsibilities relating to corporate governance for adoption by the Board.
Reviews, approves or ratifies related person transactions.

Evaluates and recommends director compensation.

Morgan P. Guenther (Chair)
T. Michael Scott
Bruce R. Spector

Number of Meetings in Fiscal 2007: 6

The charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee are available for review on our website at http://www.tier.com.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Six directors are standing for re-election at the annual meeting.  Two of our directors, T. Michael Scott and Bruce R. Spector, are not standing for re-election.  Each director elected will serve until the next annual meeting and until his successor is elected and qualified, or until his earlier death, resignation or removal.  The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named.  Each nominee has consented to serve if elected and our Board has no reason to believe that any nominee will be unable to serve, if elected.  Subject to the discussion of cumulative voting and discretionary voting above, shares represented by proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Governance and Nominating Committee may propose.  Proxies cannot be voted for a greater number of persons than the number of nominees named.  All of the nominees currently serve as a director.

The Board has determined that each of the following nominees for director is independent under the rules of the NASDAQ Stock Market, Inc.:  Charles W. Berger, Samuel Cabot III, John J. Delucca, Morgan P. Guenther and James R. Stone.

Nominees

The names and certain biographical information of each director nominee are set forth below.

Charles W. Berger

Age:  54—Director since:  January 2002

Recent Business Experience:  In April 2006, Mr. Berger became Chief Executive Officer of DVDPlay, Inc., a manufacturer and operator of DVD rental kiosks.  He has been Chairman of the Board of DVDPlay, Inc. since December 2001.  From March 2003 through September 2005, Mr. Berger served as President, Chief Executive Officer and a director of Nuance Communications, Inc., a publicly traded company that developed and marketed speech recognition software.  In September 2005, Nuance Communications merged with Scansoft, Inc.  Mr. Berger is a director of the surviving company of this merger, Nuance Communications, Inc., a publicly traded company that develops and markets speech recognition and imaging software.  Mr. Berger has also served as the managing director of Volatilis, LLC, a private investment and aviation services firm, since its founding in June 2001.  Since December 2004, Mr. Berger has been a director of SonicWall, Inc., a publicly traded company that manufactures computer network security applications.

Samuel Cabot III

Age:  67—Director since:  January 1997

Recent Business Experience:  Mr. Cabot served as Chief Executive Officer of Samuel Cabot, Inc., a manufacturing and marketer of premium quality exterior stains and architectural coatings, from 1969 until December 2005.  He also served as Chairman of its board of directors from February 2000 until January 2006.

John J. Delucca

Age:  64—Director since:  February 2007

Recent Business Experience:  Since April 2003, Mr. Delucca has been the President of Atlantic & Gulf, Limited, LLC, an investment and consulting group.  He was Executive Vice President and Chief Financial Officer of REL Consultancy Group, a provider of financial consulting services to businesses, from April 2003 until March 2004.  From 1999 until February 2002, he was Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty, Inc., a manufacturer and marketer of personal fragrances.  Mr. Delucca is a director of British Energy, PLC, a publicly traded electric utility company; Endo Pharmaceuticals Holding, Inc., a publicly traded developer and reseller of prescription pharmaceuticals; Enzo Biochem, Inc., a publicly traded manufacturer and reseller of biomedical products; and ITC Deltacom, Inc., a publicly traded provider of integrated communication services.

Morgan P. Guenther

Age:  54—Director since:  August 1999

Recent Business Experience:  Mr. Guenther has been Chairman and Chief Executive Officer of Airplay Network, Inc., a wireless entertainment services company, since May 2005.  From February 2003 to April 2005, he served as a private consultant to technology companies.  From October 2001 through January 2003, Mr. Guenther served as President of TiVo, Inc., a creator of digital video recording services.  From June 1999 through October 2001, Mr. Guenther served as Vice President of Business Development and Senior Vice President of Business Development and Revenue Operations at TiVo.

Ronald L. Rossetti

Age:  64—Director since:  November 1995

Recent Business Experience:  Mr. Rossetti has served as Chairman of the Board and Chief Executive Officer since May 2006 and has served as a director of Tier since November 1995.  Mr. Rossetti has served as President of Riverside Capital Partners, Inc., a venture capital investment firm, and as general partner in several real estate general partnerships, all commonly controlled by Riverside Capital Holdings, since 1997.

James R. Stone

Age:  44—Director since:  March 2007

Recent Business Experience:  Mr. Stone has served as Managing Director of USBX, Inc., an advisory firm, since November 2006.  In November 2001, he founded Converge Capital Inc., an advisory firm that focuses on technology and business services deals, and has served as its Chief Executive Officer since inception.  He was the Managing Director for Updata Capital, Inc., a mergers and acquisitions firm, from September 1999 through October 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

Biographical Information on Directors Not Standing For Re-election

The names and certain biographical information for two incumbent directors who are not standing for re-election are set forth below.

T. Michael Scott

Age:  49—Director since:  January 2004

Recent Business Experience:  Mr. Scott has been a partner in Cambridge Property Group, LP, a commercial real estate acquisition and management firm, since 1986, and it's Managing Partner since 1987.  Since 1992 he has served as Vice Chairman and President of Cambridge Holdings., a developer, owner and manager of office buildings.  Mr. Scott serves on the Board of Trustees of American Community Properties Trust, a publicly traded real estate development and management company.  Mr. Scott currently serves as Chapter Chairman for the Washington DC/Baltimore Chapter of Young Presidents Organization, and has held several other positions throughout his 14 years with the organization.

Bruce R. Spector

Age:  55—Director since:  October 2004

Recent Business Experience:  Mr. Spector has been the Chairman of Pinnacle Care International, Inc., a provider of personal and comprehensive healthcare management services, since March 2002.  Since 1997, he has also been the Chairman and Benchmark Holding, Inc., a private investment firm.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management.  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is given by the members of the Compensation Committee:  Samuel Cabot, III (Chair), Charles W. Berger, and Morgan P. Guenther.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy, Objectives and Design

Compensation Philosophy

Our compensation philosophy for all our employees is to create an overall compensation package that provides fair and competitive cash compensation and aligns performance-based incentives in the interests of our stockholders.  This compensation philosophy is particularly true for our named executive officers, as we rely on their leadership, management skills and experience for Tier's continued growth and development.

Compensation Objectives

Our Compensation Committee establishes and reviews our overall executive compensation philosophy and objectives and oversees our executive compensation programs.  The primary goals of our compensation program are to:

•	attract, retain and motivate talented employees;

•	support business strategies that promote sustained growth and development;

•	reward the achievement of business results through the delivery of competitive pay and performance-based incentive programs; and

•	link executives' goals with the interest of stockholders by tying a portion of compensation to our stock.

We design our compensation strategy and packages for our executive officers to further these goals.

Performance

Our goal is to encourage and sustain high-quality performance by our executives.  To achieve this goal, we compensate our executives for their individual skills, talents, leadership qualities and responsibilities, primarily through base salary.  To encourage our executives to meet and exceed current performance levels, enhance their skill levels and maximize their contributions to our company, we also provide performance-based cash incentive compensation, framed around both consolidated company and individual targets for the executive's area of responsibility.  The combination of guaranteed cash compensation in the form of base salary and the potential for additional performance-based compensation through our incentive compensation programs allow us to reward our executives for the value they add to our company.

Alignment

To align the interests of our executives with those of our company and our stockholders, we provide performance-based cash incentive and long-term incentive compensation.  As discussed above, cash incentive compensation is based in part on Tier achieving specific goals or targets for the fiscal year.  By linking individual incentive compensation to Tier's goals, we align the interests of our executives with those of our stockholders and our clients.  In addition, we provide long-term incentives to our executives through stock options.  This further aligns the interests of our executives with our stockholders as contributors to Tier's growth and value based upon stock performance.  Through our long-term incentive program, executives only receive a benefit through a sustained increase in our stock price.

Retention

We operate in a competitive work environment in which executives are presented with many opportunities outside of Tier.  It is important to retain and grow our current leadership to provide stability within our organization and allow for sustained focus and effort to grow and develop the company for continued success.  A combination of market-based competitive salaries combined with performance-based short-and long-term incentives awarded to our executives through cash incentives and stock options, we believe, promotes long-term tenure within our organization and sustainable stockholder value.

Implementing Our Objectives

Determining Compensation

The Compensation Committee relies heavily on professional judgment, prior experience and recommendations by our Chief Executive Officer when making compensation decisions.  The Compensation Committee does not have a formulaic approach to determining executive compensation.  The Compensation Committee uses broad compensation bands (i.e., salary bands that have a minimum, mid-point and maximum salary level by function and career level), which are reviewed and updated regularly, as a tool for determining competitive compensation.  In determining the appropriate compensation level and structure, the Compensation Committee focuses on Tier’s goals, as well as each executive’s:  roles and responsibilities; level and type of skills, training, experience and leadership qualities; current compensation; and contributions to the achievement of Tier’s goals.  To establish fair and equitable compensation packages for our executives, the Compensation Committee also considers current market employment conditions and trends.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee's primary responsibility is to discharge the Board's responsibilities relating to compensation of our executives.  It carries out these responsibilities by:

•	reviewing and approving the compensation for our Chief Executive Officer and other executive officers;

•	reviewing executive bonus plan allocations;

•	overseeing and advising the Board on the adoption of policies that govern our compensation programs; and

•	approving grants of stock options and stock awards to our executive officers.

Our Chief Executive Officer assists the Compensation Committee by recommending and reviewing compensation packages for all other executive officers.  The Chief Executive Officer discusses company and individual performance objectives and results with the Compensation Committee in connection with establishing cash incentive and long-term incentive compensation metrics and determining amounts to be awarded.  The Chief Executive Officer is also involved in recommending and negotiating the terms of his own compensation package.

The other named executive officers do not have a role in determining their own compensation or the compensation of other executives, other than discussing with the Chief Executive Officer their annual individual performance objectives and results, which are utilized in establishing performance metrics used in cash incentive compensation calculations and determining amounts to be awarded.

Peer Groups

To align our executives’ compensation with the market, our Compensation Committee typically uses outside consulting services when hiring a new executive, entering into an employment agreement with a key executive, and reviewing and determining compensation levels and practices in accordance with market best practices.  The consultant primarily provides market data from comparable companies.  The Compensation Committee uses this data to determine whether the compensation package prepared for our executives are reasonable and competitive with those of similar companies in the marketplace.  We do not target specific medians or measurements from the peer groups to determine compensation packages for our executives.

During fiscal 2007, the Compensation Committee used market peer group studies from Mercer LLC and John F. Reda & Associates to provide market-based compensation information for the position of Chief Executive Officer.  The firm of John F. Reda & Associates also provided similar market data for our Chief Financial Officer and our other named executives.  Peer groups were selected based upon industries of similar nature, capital investment, revenues and headcount (full time employees).  Studies of peer group companies included a review of base salary, cash incentive compensation, and long-term equity incentive compensation.

For fiscal 2007, the Compensation Committee used the following peer group for determining our Chief Executive Officer's compensation package:

Computer Task Group, Inc.	INX Inc.	SM&A Corp.
Cybersource Corp.	NIC Inc.	Techteam Global Inc.
Dynamics Research Corp.	NCI Inc.	TRX Inc.
Edgewater Technology Inc.	SI International Inc.	Tyler Technologies Inc.
Infocrossing Inc.

For fiscal 2007, our peer group used to determine our other named executives' compensation packages consisted of:

Advent Software, Inc.	Dynamics Research Corp.	Quality Systems Inc.
Cogent Inc.	Merge Technologies	Radiant Systems Inc.
Computer Horizons Corp.	NCI Inc.	Talx Corp.
Computer Task Group, Inc.	Netscout Systems Inc.	TNS Inc.
Datalink Corp.	Network Engines Inc.	Transaction Systems Architects Inc.
Digimarc Corp.	Packeteer Inc.	Tyler Technologies, Inc.

Elements Used to Achieve Compensation Objectives

Our compensation packages are composed of five main elements:  base salary; cash incentive compensation; long-term incentives; perquisites and benefits; and change of control provisions.  We do not have a specific method of allocating the above mentioned elements when determining overall compensation.

Base Salary

The purpose of the base salary is to attract and retain talented employees, as well as compensate individuals for services rendered.  Base salary is a material component of an executive's compensation package.

Base salary is intended to reflect each executive's role and responsibility within the company, as well as the skills, experience and leadership qualities the individual brings to the respective position.  The Compensation Committee compares our executives’ base salary with the results of the peer group study to ensure competitiveness; however, the Compensation Committee does not target specific quartiles or medians in the comparison.  In establishing base salaries for executives, the Compensation Committee does not assume that executives are automatically entitled to cash incentive compensation; instead, they consider the possible award of cash incentive compensation for the achievement of specific performance goals.  The Compensation Committee does not assign relative weights or rankings to the factors used to determine base salary; rather, a qualitative determination is made based upon all the factors under consideration.

Each year we conduct salary reviews for all employees, including our named executive officers in October or November and apply base compensation increases in December.  At that time, base salary increases, if applicable, for our executive officers are determined and approved by the Compensation Committee and put into effect for the upcoming year.  Base salary increases for our named executive officers are determined by evaluating: base salary currently in place; the achievements of the individual for the review period; individual specific and overall contributions to Tier; and the current market environment.  The Compensation Committee considers a number of factors when evaluating base salary increases for executives: their individual performance and achievements throughout the year; the performance of their strategic business area, if applicable; and cost of living adjustments.

Upon the expiration of Mr. Rossetti's employment agreement in May 2007, the Compensation Committee did not provide Mr. Rossetti with a salary increase, pending negotiations of a new employment agreement.  For fiscal 2007, salary increases were awarded to Messrs. Fountain and Lawler and Ms. Tully to compensate for cost of living increases and to reward these executives for their positive contributions to Tier during the year.  Mr. Connell was promoted to Senior Vice President, Sales & Marketing in November 2006, at which time he received a salary increase reflecting the increased responsibilities associated with his new position.  Mr. Beckerman did not receive a salary increase in fiscal 2007 given his mid-year hire date of March 2006.  Mr. Vucovich did not receive a base salary increase due to ongoing negotiations for his severance agreement, which was finalized in February 2007.

The following table sets forth the base salaries of our named executive officers for the fiscal years 2006, 2007 and 2008:

	Fiscal year
Name of executive	2006	2007	2008	% change 2006 to 2007	% change 2007 to 2008
Ronald L. Rossetti Chief Executive Officer and Chairman of the Board	$600,000	$600,000	$600,000	—	—
David E. Fountain Senior Vice President, Chief Financial Officer and Treasurer	325,000	350,000	350,000	7.7%	—
Michael A. Lawler Senior Vice President, Electronic Payment Processing	221,987	237,000	237,000	6.8%	—
Deanne M. Tully Vice President, General Counsel and Corporate Secretary	214,900	220,000	220,000	2.4%	—
Steven M. Beckerman Senior Vice President, Business Process Outsourcing	220,000	220,000	220,000	—	—
Kevin C. Connell Senior Vice President, Sales & Marketing	210,000	250,000	250,000	19.0%	—
Todd F. Vucovich Senior Vice President, Packaged Software and Systems Integration	220,000	220,000	220,000	—	—

Cash Incentive Compensation

Our cash incentive compensation plans are designed to:

•	align the management team's financial interests with those of our stockholders;

•	support a performance-oriented environment that rewards business unit and Tier's overall results;

•	attract, motivate and retain key management critical to Tier's long-term success; and

•	align compensation with Tier's business strategy, values and management initiatives.

A combination of base salary, cash incentive compensation and long-term incentives are used to attract, motivate and retain our executive officers and other key contributors.  Cash incentives are used in particular to drive performance against defined financial and other performance metrics established as part of Tier's annual budgeting and strategic planning process, such that our executive officers and other key contributors are recognized against the achievement of specific and measurable company, practice unit and individual performance metrics on an annualized basis.

Our cash incentive compensation plans and individual performance goals under these plans are linked to Tier's financial performance goals established annually within our business plan, which is reviewed and approved by our Board.  This link allows us to combine payment for individual performance with at-risk payment for achieving threshold, target and maximum company and practice unit performance targets.  Throughout the year, the Compensation Committee reviews the cash incentive plans for executives for reasonableness and potential for meeting company or practice unit defined performance metrics.  If performance targets for the fiscal year are not met, the Compensation Committee may still elect to pay incentive compensation on a discretionary basis.  The Compensation Committee may also cancel or amend a cash incentive plan based on the outcome of its periodic reviews.

In addition to our formal incentive plans, we may, at the discretion of the Chief Executive Officer or at the discretion of the Compensation Committee, award a cash incentive to our executive officers, in recognition of achievements outside of performance metrics established under formal cash incentive plans or award cash incentives under other agreements we enter into with an executive.

Chief Executive Officer Cash Incentive

On May 26, 2006, we entered into a one-year employment agreement with Mr. Rossetti, our current Chief Executive Officer.  Under the terms of this agreement, Mr. Rossetti received a guaranteed bonus of $50,000 per month, as negotiated and agreed upon by the Compensation Committee and Mr. Rossetti.  This contract expired on May 25, 2007.  On December 21, 2007, the Compensation Committee passed a resolution, which provided Mr. Rossetti with a cash incentive equal to that which he would have received had his original employment agreement been extended through

December 14, 2007 .  The Compensation Committee believes this bonus to Mr. Rossetti will provide stability to the critical position of Chief Executive Officer.

Executive Incentive Plan—Chief Financial Officer

For fiscal 2007, our Chief Financial Officer, Mr. Fountain, participated in our Fiscal Year 2007 Executive Incentive Plan, or EIP.  The EIP is designed to reward executives for improvements in Tier's performance.  Pursuant to the terms of Mr. Fountain's employment agreement, in no event shall the minimum annual incentive opportunity be less than 50% of that year's base salary, assuming satisfaction of applicable performance metrics.  As such, Mr. Fountain's fiscal year 2007 bonus threshold was zero and the target bonus was $175,000.  No maximum threshold is established by the EIP or his employment agreement.  The performance metrics under Mr. Fountain's EIP were recommended by Mr. Rossetti and Mr. Fountain and reviewed and approved by the Compensation Committee.  The metrics, which are described in more detail below, related to establishing and carrying out a strategic business evaluation for Tier and promoting stability and optimal performance within certain corporate departments under the management of the Chief Financial Officer.

Upon Mr. Rossetti and Mr. Fountain's review of the performance metrics and the determination that the goals had been sufficiently met, Mr. Rossetti recommended and the Compensation Committee approved a cash incentive payout of $175,000 under the fiscal year 2007 EIP to Mr. Fountain.

Performance metrics surrounding Mr. Fountain's EIP were:

Performance metric	Weighting	Threshold payout	Target payout	Maximum payout
Strategic responsibilities	80%	$—	$140,000	$	*
Organizational leadership	15%	—	26,250		*
Other activities	5%	—	8,750		*
Total target payout	100%	$—	$175,000	$	*
*No maximum bonus payout was established under the EIP or in Mr. Fountain's employment agreement.

Strategic Responsibilities

The strategic responsibilities metrics included the completion of the strategic business evaluation process Tier began in December 2006, the development and execution of restructuring plans that resulted from the strategic business evaluation and the re-listing of our common stock on NASDAQ.

Organizational Leadership

The organizational leadership performance metrics included retaining employees in key positions and enhancing operational standards and performance within the accounting and finance departments, timely filing of all quarterly and annual or period reports with the Securities and Exchange Commission and managing positive and proactive relationships with external auditors.

Other Activities

The other activities performance metrics included the centralization of corporate functions in-line with the strategic business evaluation, policy and procedural development, and managing the requirements and reporting for our compliance with Sarbanes-Oxley Act of 2002.

Other Incentive Compensation—Chief Financial Officer

In February 2006, the Board of Directors approved a one-time cash bonus of $50,000 that would be paid upon the filing of all past-due Form 10-K's and Form 10-Q's with the Securities and Exchange Commission, as well as timely filing of any necessary restatements to historical financial statements.  This bonus was paid to Mr. Fountain in fiscal 2007.

Management Incentive Plan

For fiscal 2007, Mr. Lawler, Senior Vice President, Electronic Payment Processing, Mr. Beckerman, Senior Vice President, Government Business Process Outsourcing, and Ms. Tully, Vice President, General Counsel and Corporate Secretary, participated in our Fiscal Year 2007 Management Incentive Plan.  The MIP was designed to reward eligible employees for the achievement of both overall corporate and practice unit performance targets on a fiscal year basis.  Corporate and practice unit performance targets, including threshold, target and maximum levels of payout, were determined by executive management at the beginning of the plan year based upon Tier's strategic plan and budget process and the formulation of specific corporate level and divisional performance metrics.

Based upon projected fiscal year 2007 results, in June 2007 the Compensation Committee determined the corporate and practice unit performance metrics for the MIP would not be met, with the exception of the performance metrics of our Electronic Payment Processing, or EPP, practice.  At that time, the Compensation Committee abandoned the original MIP and introduced a revised MIP for EPP MIP participants in the last quarter of the 2007 fiscal year, in which Mr. Lawler participated.  The revised EPP MIP eliminated the corporate net operating income performance metric, leaving only the EPP performance metric as the basis for incentive payout.  In addition, the Compensation Committee having evaluated the circumstances around the MIP performance metrics not being met and taking into account the substantial activities undertaken in fiscal year 2007 relating to the strategic evaluation process, our successful re-listing on NASDAQ and the development and execution of a divestiture strategy for certain business assets, determined that the original MIP would be terminated and a pool of $375,000 would be made available to the Chief Executive Officer to award incentive compensation, at his sole discretion, based on individual performance and contributions throughout the year.  Mr. Beckerman and Ms. Tully were eligible for incentive compensation consideration from this pool.  Based on the Chief Executive Officer's determination, as well as overall company performance, Mr. Beckerman and Ms. Tully did not receive incentive compensation for fiscal 2007.  Specific bonus payments can be found in the Summary Compensation Table in the Executive Compensation section on page 20.

The following tables illustrate the performance metrics and related threshold, target and maximum payouts for fiscal 2007 under the MIP for Messrs. Lawler and Beckerman and Ms. Tully:

Michael A. Lawler—MIP Performance Metrics, Targets and Actual Payouts
	2007 MIP Goals
	Initial	Revised(1)	Actual
Performance Metrics
Corporate net operating income	$5,814,000	$—
EPP segment net operating income(2)	10,929,000	10,929,000
Estimated Payout
At 80% of Performance Metric	$15,000	$15,000
At 100% of Performance Metric	30,000	30,000
Maximum at 120% of Performance Metric	60,000	60,000
Basis for Payout Under MIP Plan
Actual EPP Operating income for Fiscal 2007			$9,844,000
Percentage of Metric Achieved			90%
Payout Under MIP Plan			$21,000
(1)Effective June 2007, the Compensation Committee revised Mr. Lawler's incentive agreement to exclude the corporate net operating income performance metric, and base his potential cash incentive payout only on EPP performance.

(2)Excludes the allocation of certain direct corporate overhead costs.

Steven M. Beckerman—MIP Performance Metrics, Targets and Actual Payouts
	2007 MIP Goals
	Initial	Revised	Actual
Performance Metrics
Corporate net operating income	$5,814,000	$—
GBPO segment net operating income	11,894,000	—
Estimated Payout
at 80% of Performance Metric	$15,000	$—
At 100% of Performance Metric	30,000	—
Maximum at 120% of Performance Metric	60,000	—
Payout Under MIP Plan			$—
(1)   Effective June 2007, Mr. Beckerman's MIP was terminated by the Compensation Committee due to projected fiscal year 2007 results. Any bonus awarded to Mr. Beckerman would have been at the discretion of the Chief Executive Officer and the Compensation Committee. Mr. Beckerman did not receive a bonus for fiscal year 2007.

Deanne M. Tully—MIP Performance Metrics, Targets and Actual Payouts
	2007 MIP Goals
	Initial	Revised	Actual
Performance Metrics
Corporate net operating income	$5,814,000	$—
Estimated Payout
at 80% of Performance Metric	$7,500	$—
At 100% of Performance Metric	15,000	—
Maximum at 120% of Performance Metric	30,000	—
Payout Under MIP Plan			$—
(1)   Effective June 2007, Ms. Tully's MIP was terminated by the Compensation Committee due to projected fiscal year 2007 results. Any bonus awarded to Ms. Tully would have been at the discretion of the Chief Executive Officer and the Compensation Committee. Ms. Tully did not receive a bonus for fiscal year 2007.

Official Payments Corporation Fiscal Year 2007 SVP Sales & Business Development Plan

During fiscal year 2007, Mr. Connell participated in the Official Payments Corporation’s Fiscal Year 2007 SVP Sales & Business Development Plan.  Pursuant to this plan, Mr. Connell's cash incentive was based on two performance measurements—revenue growth and new business development agreements—established at the beginning of fiscal year 2007 by our executive management.  The following tables illustrate the performance metrics under the plan, as well as the related threshold, target and maximum payouts.

Measurement 1—Revenue Growth

The EPP segment must achieve a revenue growth of $16.0 million during fiscal 2007, excluding revenue from our largest customer.

	From	To	Percent
For each percent point under quota	100%	80%	Payout decreases by 1.50%
For each percent point under quota	80%	45%	Payout decreases by 1.75%

For each percent point over quota	100%	120%	Payout increases by 1.50%
For each percent point over quota	120%	140%	Payout increases by 1.75%

Measurement 2—New Business Development Agreements

For each new business development agreement signed during fiscal 2007, Mr. Connell was compensated $7,500 per agreement.  For fiscal 2007, our executive management established a target of five new agreements to be signed, however, under the plan Mr. Connell would have been compensated for each agreement signed, even if the target of five new agreements had not been met.

Potential Payout

The following table provides the threshold, target and maximum cash incentives Mr. Connell could have earned under the Official Payments Corporation’s Fiscal Year 2007 SVP Sales & Business Development Plan.  Since Measurement 2 is a per-agreement metric, there is no maximum to the amount that can be earned and, therefore, the maximum payout that could have been made to Mr. Connell for this metric could not be quantified.

Performance metric	Threshold	Target	Maximum
Measurement 1—Revenue growth	$10,500	$120,000	$198,000
Measurement 2—Business development agreements	—	37,500	*
Total potential payout	$10,500	$157,500	*
*Payout made on a per agreement basis. The plan does not provide a maximum number of new agreements that will be included in the calculation of the incentive.

Achievement of fiscal year 2007 performance metrics for Mr. Connell was as follows:

Performance metric	Metric met	Calculation used for incentive	Payout
Measurement 1—Revenue growth	1.057% of quota	$16,916,156	$130,308
Measurement 2—Business development agreements	5 new agreements	$7,500 per agreement	37,500
Total payout			$167,808

Effective October 1, 2007, Mr. Connell participates in the MIP only.  Pursuant to his employment agreement, after October 1, 2007, at no time shall his annual incentive compensation be more than 75% of his base salary.

Fiscal Year 2007 Earned Incentive Payouts

The following table provides a summary of the actual cash incentive payments made to our named executive officers for fiscal year 2007:

Named executive officer	2007 Incentive payment
Ronald L. Rossetti	$600,000
David E. Fountain	225,000
Kevin Connell	167,808
Michael A. Lawler	21,000
Steven M. Beckerman	—
Deanne M. Tully	—
Todd F. Vucovich (1)	—
Total incentive payout	$1,013,808
(1)Mr. Vucovich did not participate in a cash incentive plan during fiscal 2007.

Long-term Incentives

To further align our executives' financial interests with those of our stockholders, we provide long-term incentives through our Amended and Restated 2004 Stock Incentive Plan, or the Plan.  These incentives are designed to motivate employees through equity ownership and provide a pay-at-risk element to our compensation package.  Under the Plan, the Compensation Committee has the authority to issue stock options, stock appreciation rights, restricted stock or other stock-based awards to all employees, officers, directors, consultants and advisors at its discretion.  Currently, stock options are our preferred method for providing long-term equity incentives to our executives.  Since the options are granted with an exercise price equal to the close price of our common stock on the day preceding the grant date, executives receive a benefit only if the stock price appreciates over the option term.  We believe these long-term incentives motivate all eligible employees to meet and/or exceed performance goals and contribute to the overall growth and value of Tier.  We do not have agreements with any of our executive officers that entitle them to stock option grants or restricted stock awards.

The Compensation Committee meets at least four times per year.  At these meetings the Compensation Committee reviews among other things: new hire status; promotions; and achievements of current executives, in determining whether to make stock option grants.  Options are considered granted on the date the Compensation Committee approves the granting of options, and the closing price on the business day preceding the grant date is the exercise price of the award.  The Compensation Committee awards options at its discretion and in accordance with the Plan requirements as to the amount of options that may be awarded to executives throughout a fiscal year, taking into account an executive's performance, level of responsibility and future contributions to Tier.  The maximum amount of options that may be awarded to an executive in a fiscal year is 300,000 shares under the terms of the Plan.  Typically these options vest as to 20% of the underlying shares on the anniversary of the grant date and have a maximum ten year term.  Options that are unvested upon an executive's termination are generally forfeited.  We believe this encourages executive performance, tenure and the promotion of sustained growth with Tier.  However, our named executive officers may be entitled to accelerated vesting of their options under certain circumstances, including a change of control.  See Potential Payments Upon Termination of Employment or Change in Control section on page 24 for additional information.

Under Mr. Rossetti's original employment agreement, during fiscal year 2006 he was awarded options to purchase 300,000 shares of common stock, which fully vested on March 31, 2007.  Mr. Rossetti did not receive any stock option grants or restricted stock awards during fiscal year 2007.

The Compensation Committee awarded options to purchase 40,000 shares of common stock to Mr. Connell in November 2006 upon his promotion to Senior Vice President Sales and Marketing.  The Compensation Committee did not award any options to Messrs. Fountain, Lawler or Beckerman or Ms. Tully in fiscal year 2007.

Perquisites and Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our benefits programs.  Our benefits programs include: paid time off; medical, dental and vision insurance; 401(k) safe harbor contribution; group term life insurance; short term disability; long term disability; and a range of voluntary or elective benefits.  Other than our 401(k) program, in which all eligible employees may participate, we do not have any retirement, pension or deferred compensation plans in effect for our named executive officers.

Under the terms of his May 25, 2006 employment agreement, Mr. Rossetti was ineligible for employee benefits.  On June 12, 2007, the Compensation Committee determined that Mr. Rossetti would be eligible to participate in our benefits programs.

We do not have an established executive benefits program or an executive perquisite program.  Typically, we do not provide perquisites to our named executive officers at the senior vice president level.

We provide limited perquisites to our Chief Executive Officer and Chief Financial Officer as discussed below.  We believe providing these perquisites benefits us and our stockholders by ensuring that our Chief Executive Officer and Chief Financial Officer are able to maintain a regular presence at our headquarters to meet their duties and responsibilities in full.

Chief Executive Officer Perquisites

Pursuant to his May 25, 2006 employment agreement, we provide Mr. Rossetti with a fully-furnished corporate apartment located near our corporate headquarters in Reston, Virginia.  We also provide Mr. Rossetti with local transportation for travel while he is located in Reston, Virginia.  In addition, we reimburse Mr. Rossetti for travel to and from his current residence to our corporate headquarters.  Travel reimbursement includes airfare, ground transportation, parking and meals.  Mr. Rossetti is provided home office equipment and a cellular phone to assist him in executing his responsibilities, while he is absent from our headquarters.

In addition, if the Mr. Rossetti recognizes income for income tax purposes as a result of our payment of certain expenses, we are obligated to make a tax gross-up payment to Mr. Rossetti based upon the additional tax liability.

Chief Financial Officer Perquisites

Pursuant to the employment agreement with Mr. Fountain dated December 11, 2006, we provide Mr. Fountain with a furnished corporate apartment located near our corporate headquarters in Reston, Virginia.  In addition, we reimburse Mr. Fountain for travel for him and his spouse to and from his current residence to his company-provided residence in Reston, Virginia.  Travel reimbursement includes airfare, ground transportation, parking and meals.

In addition, if Mr. Fountain recognizes income for income tax purposes as a result of our payment of certain expenses, we are obligated to make a tax gross-up payment to Mr. Fountain based upon the additional tax liability.

Other Perquisites

Pursuant to the terms of Mr. Vucovich's Separation Agreement and Release, dated Feburary12, 2007, we reimbursed Mr. Vucovich $25,000 for certain relocation expenses incurred in connection with the sale of his residence in Northern Virginia.

In August 2007 a private jet was chartered at Tier's expense to transport Mr. Connell and Mr. Rossetti to a business meeting in Georgia, in the amount of $27,295.  Since our corporate travel policy only allows for our employees to travel via commercial transportation, the charter of a private jet for transportation to a business meeting is being considered a perquisite to Mr. Connell and Mr. Rossetti.

Change of Control

Messrs. Fountain, Lawler, Beckerman and Connell and Ms. Tully have change of control arrangements through either their employment agreements or a separate change of control agreement.  We do not have change of control arrangements in effect with either Mr. Rossetti or Mr. Vucovich as of September 30, 2007.  We provide change of control arrangements to our executives to promote stability and continuity at a time when the departure of executive officers would be detrimental to our growth and development and stockholder value.  Executives are entitled to change of control payments upon termination within one year of a change of control event.  Payments are due to the executive within thirty days of such termination.  For a change of control provision to be triggered, the change of control event, as defined below, must occur and the executive's employment must terminate.

A change of control is defined in our employment agreements as:

•
any person, entity or affiliated group becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of Tier, or otherwise becoming entitled to vote shares representing more than 50% of the undiluted total voting power of our then-outstanding securities eligible to vote to elect members of the Board;

•
a consolidation or merger (in one transaction or a series of related transactions) of Tier pursuant to which the holders of our equity securities immediately prior to such transaction or series of transactions would not be the holders immediately after such transaction or series of related transactions of more than 50% of the securities eligible to vote to elect members of the Board of the entity surviving such transaction or series of related transactions;

•	the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Tier;

•	the dissolution or liquidation of Tier; or

•
the date on which (i) we consummate a "going private" transaction pursuant to Section 13 and Rule 13e-3 of the Exchange Act, or (ii) no longer have a class of equity security registered under the Exchange Act.

In addition, Mr. Beckerman's change of control agreement includes the following change of control situation:

•
any person, entity or affiliated group becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of Tier, or of a subsidiary that holds substantial assets or is the primary location of the strategic business unit or practice unit in which Mr. Beckerman is engaged or otherwise becoming entitled to vote shares representing more than 50% of the undiluted total voting power of the then-outstanding securities eligible to vote to elect members of the Board or of the business unit or practice unit's board of directors.

The specific pay-outs under change of control provisions were determined through negotiations of each individuals employment agreement.  For potential payments upon a change of control arrangements for our named executive officers see Potential Payments Upon Termination of Employment or Change in Control section of Executive Compensation on page 24.

Tax and Accounting Implications

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows federal tax deductions for compensation in excess of $1.0 million paid to the Chief Executive Officer and the next four highly paid officers.  Compensation that is "performance-based" within the meaning of the Code does not count toward the $1.0 million limit.  We believe it is in our best interest, to the extent practicable, to have executive compensation be fully deductible under the Code.  However, the Compensation Committee has full discretion to provide compensation that potentially may not be fully deductible.

Accounting for Share-Based Compensation

Effective October 1, 2005, we began accounting for share-based payments in accordance with the requirements of Statement of Financial Accounting Standard No. 123(R)—Share-Based Payment.  As such, we value the options granted based on the grant date fair value using the Black-Scholes model.  We recognize the compensation expense over the vesting period of the option grants, which is typically five years.

EXECUTIVE COMPENSATION

This section provides certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our four other most highly compensated executive officers for the fiscal year ended September 30, 2007.  For additional information regarding compensation of the named executive officers, see Compensation Discussion and Analysis beginning on page 10.

Summary Compensation Table

The following table sets forth information regarding compensation of our named executive officers during the fiscal year ended September 30, 2007:

Name and principal position	Year	Salary ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
Ronald L. Rossetti Chief Executive Officer, Chairman of the Board	2007	$600,000	$119,375	$600,000	$230,710	$1,550,085
David E. Fountain Senior Vice President, Chief Financial Officer and Treasurer	2007	338,942	67,313	225,000	137,174	768,429
Michael A. Lawler Senior Vice President Electronic Payment Processing	2007	234,402	67,845	21,000	5,606	328,853
Deanne M. Tully Vice President, General Counsel and Corporate Secretary	2007	219,117	48,805	—	5,204	273,126
Steven M. Beckerman Senior Vice President Government Business Process Outsourcing	2007	220,000	61,071	—	5,204	286,275
Kevin C. Connell Senior Vice President Sales and Marketing	2007	245,796	121,177	167,808	19,482	554,263
Todd F. Vucovich (4) Senior Vice President Packaged Software and Systems Integration	2007	220,000	14,040	—	30,210	264,250

(1)     The amounts included in this column reflect the value of stock option awards that were recognized as an expense for financial statement reporting purposes in fiscal 2007, calculated pursuant to Statement of Financial Accounting Standards 123R—Share-Based Payment, excluding any estimate of forfeitures.  Accordingly, the column includes amounts relating to awards granted during and prior to fiscal 2007.  The following table summarizes the amounts shown in the "Option Awards" column and the amount included for each such award.  Assumptions used in the calculation of these amounts are included in footnote 10 to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2007.

	Option awards
Name	Date of award	Total number of shares underlying options awarded (#)	Amount included in fiscal 2007
Ronald L. Rossetti	7/26/06	300,000	$119,375
David E. Fountain	8/12/05	75,000	45,309
David E. Fountain	8/24/06	40,000	22,004
Michael A. Lawler	11/1/04	50,000	45,841
Michael A. Lawler	8/24/06	40,000	22,004
Deanne M. Tully	7/5/02	5,000	7,889
Deanne M. Tully	12/1/03	10,000	9,744
Deanne M. Tully	11/1/04	10,000	9,168
Deanne M. Tully	8/24/06	40,000	22,004
Steven M. Beckerman	4/7/06	50,000	39,067
Steven M. Beckerman	8/24/06	40,000	22,004
Kevin C. Connell	10/4/02	25,000	52,799
Kevin C. Connell	7/3/03	25,000	24,209
Kevin C. Connell	12/1/03	5,000	5,605
Kevin C. Connell	11/1/04	3,000	3,268
Kevin C. Connell	9/13/06	10,000	8,971
Kevin C. Connell	11/28/06	40,000	26,324
Todd F. Vucovich	12/1/03	5,000	4,872
Todd F. Vucovich	11/1/04	10,000	9,168

(2)  Fiscal year 2007 non-equity incentive plan compensation is described below:

Ronald L. Rossetti—Mr. Rossetti was awarded $50,000 per month, or $600,000 per annum, per his employment agreement.

David E. Fountain—Mr. Fountain was awarded $175,000 as a result of meeting the target performance metrics established by his fiscal year 2007 EIP.  In addition, pursuant to a February 21, 2006 agreement, Mr. Fountain received a $50,000 bonus as a result of successful efforts to bring current our filings with the Securities and Exchange Commission.

Michael A. Lawler—Mr. Lawler was awarded $21,000 pursuant to the terms of the fiscal year 2007 EPP MIP.

Kevin C. Connell—Mr. Connell was awarded $167,808 pursuant to the terms of the Official Payments Corporation Fiscal Year 2007 SVP Sales & Business Development Plan.

See pages 13-17 for additional information on performance metrics and payouts.

(3) Includes:
•  the aggregate incremental cost to Tier of providing perquisites and other personal benefits;
•  insurance premiums paid on the executive's behalf;
•  company matching contributions under 401(k) plans;
•  tax reimbursement payments relating to certain business and non-business travel; and
•  relocation expenses.
The following table summarizes the amounts shown in the "All Other Compensation" column:

Name	Year	Perquisites (a)	Insurance	401(k)	Tax reimbursement	Relocation	Total all other compensation
Ronald L. Rossetti	2007	$191,435	$—	$6,750	$32,525	$—	$230,710
David E. Fountain	2007	88,310	—	6,750	42,114	—	137,174
Michael A. Lawler	2007	—	—	5,606	—	—	5,606
Deanne M. Tully	2007	—	—	5,204	—	—	5,204
Steven M. Beckerman	2007	—	—	5,204	—	—	5,204
Kevin C. Connell	2007	13,648	—	5,834	—	—	19,482
Todd F. Vucovich	2007	—	—	5,204	6	25,000	30,210

(a)  See Perquisites and Benefits in the Compensation Discussion and Analysis on page 18 for a discussion on perquisites provided to executives.  Perquisites include:
•  expenses for corporate apartments, including utilities;
•  air and ground transportation, meals and lodging for personal travel; and
•  legal consultation fees relating to negotiation and review of employment agreement.
The following table summarizes the amounts shown in the "Perquisites" column:

Name	Year	Corporate apartment	Travel	Legal consultation	Other
Ronald L. Rossetti	2007	$41,232	$130,375	$19,828	$—
David E. Fountain	2007	34,166	32,144	22,000	—
Kevin C. Connell (a)	2007	—	13,648	—	—
(a) Represents travel by chartered private jet for business meeting in which Mr. Connell and Mr. Rossetti attended. Total cost was $27,295 and is split equally between Mr. Connell and Mr. Rossetti.

(4)   Mr. Vucovich's employment with us terminated January 2, 2008.

Fiscal 2007 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended September 30, 2007:

			Estimated future payouts under Non-Equity Incentive Plan Awards (1)
Name	Type of plan/award	Grant date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)	All other option awards: Number of securities underlying options (#)		Exercise or base price of option awards ($) (5)	Grant date fair value of stock and option awards ($) (6)
Ronald L. Rossetti	Employment Agreement		$—	$—	$—	—		$—	$—
David E. Fountain	FY07 EIP		—	175,000	*	—		—	—
Michael A. Lawler	FY07 MIP (7)		15,000	30,000	60,000	—		—	—
Deanne M. Tully	FY07 MIP (8)		7,500	15,000	30,000	—		—	—
Steven M. Beckerman	FY07 MIP (8)		15,000	30,000	60,000	—		—	—
Kevin C. Connell	Stock option	11/28/06	—	—	—	40,000	(9)	$7.10	$137,604
	OPC FY07 SVP Sales and Business Development Plan		10,500	157,500	*	—		—	—
Todd F. Vucovich			—	—	—	—		—	—
* No maximum set forth in plan.

(1) For additional information concerning performance metrics and payouts of non-equity incentive plan awards see pages 13-17.
(2)  The threshold amount represents the amounts payable to the executive if we met a specific percentage of our corporate performance goal and practice unit performance goal, if applicable, fiscal 2007 under the applicable plans.

(3)  The target amount represents the amounts payable to the executive if we met our corporate performance goal and practice unit performance goal, if applicable, for fiscal 2007 under the applicable plans.

(4)  The maximum estimated future payout for Messrs. Lawler and Beckerman and Ms. Tully represent the amounts payable to the executive if we met 200% of our corporate performance goal, and practice unit performance goal, if applicable.  No maximum payout was established for Messrs. Fountain and Connell under their applicable plans.

(5) The exercise price of the options granted to the individual shown above was the closing price of Tier's common stock on the day prior to the grant date.
(6) Represents the full grant date fair value of each equity-based award, computed in accordance with SFAS 123R.
(7)  In June 2007, the Compensation Committee terminated the FY 2007 MIP.  At that time Mr. Lawler's incentive compensation consideration would be made under the FY 2007 EPP MIP.  See page 14 for additional information.

(8) In June 2007, the Compensation Committee terminated the FY 2007 MIP.
(9) These options were awarded to Mr. Connell in connection with his promotion to Senior Vice President, Sales and Marketing. These options vest as to 20% of the underlying shares each year on the anniversary of the date granted and expire in ten years.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth for each named executive officer certain information about stock options and unvested held at the end of the fiscal year ended September 30, 2007:

	Option awards
	Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date
Name	Exercisable	Unexercisable (a)

Ronald L. Rossetti	5,000	—	$14.25	09/01/08
	10,000	—	$17.75	01/27/09
	20,000	—	$6.81	07/25/09
	25,000	—	$6.94	01/21/11
	10,000	—	$19.56	01/22/12
	10,000	—	$13.75	01/30/13
	15,000	—	$8.62	01/27/14
	5,000	—	$9.77	10/07/14
	20,000	—	$8.30	06/29/15
	300,000	—	$5.50	07/25/16

David E. Fountain	30,000	45,000 (1)	$7.85	08/11/15
	8,000	32,000 (2)	$5.95	08/23/16

Michael A. Lawler	20,000	30,000 (3)	$8.60	10/31/14
	8,000	32,000 (4)	$5.95	08/23/16

Deanne M. Tully	8,000	—	$11.44	04/05/11
	5,000	—	$16.04	07/04/12
	6,000	4,000 (5)	$7.81	11/30/13
	4,000	6,000 (6)	$8.60	10/31/14
	8,000	32,000 (7)	$5.95	08/23/16

Steven M. Beckerman	10,000	40,000 (8)	$8.70	04/06/16
	8,000	32,000 (9)	$5.95	08/23/16

Kevin C. Connell	20,000	5,000 (10)	$16.90	10/03/12
	20,000	5,000 (11)	$7.86	07/02/13
	3,000	2,000 (12)	$7.81	11/30/13
	1,200	1,800 (13)	$8.60	10/31/14
	2,000	8,000 (14)	$7.05	09/12/16
	—	40,000 (15)	$7.10	11/27/16

Todd F. Vucovich	2,813	—	$6.00	05/02/09
	188	—	$6.81	07/25/09
	5,000	—	$7.41	02/15/10
	3,000	2,000 (16)	$7.81	11/30/13
	4,000	6,000 (17)	$8.60	10/31/14

(a)   Vesting of the unexercisable option awards are set forth below:

Name	Footnote reference	Vesting date	Number
David E. Fountain	(1)	08/12/08	15,000
		08/12/09	15,000
		08/12/10	15,000

	(2)	08/24/08	8,000
		08/24/09	8,000
		08/24/10	8,000
		08/24/11	8,000

Name	Footnote reference	Vesting date	Number
Michael A. Lawler	(3)	11/01/07	10,000
		11/01/08	10,000
		11/01/09	10,000

	(4)	08/24/08	8,000
		08/24/09	8,000
		08/24/10	8,000
		08/24/11	8,000

Deanne M. Tully	(5)	12/01/07	2,000
		12/01/08	2,000

	(6)	11/01/07	2,000
		11/01/08	2,000
		11/01/09	2,000

	(7)	08/24/08	8,000
		08/24/09	8,000
		08/24/10	8,000
		08/24/11	8,000

Steven M. Beckerman	(8)	04/07/08	10,000
		04/07/09	10,000
		04/07/10	10,000
		04/07/11	10,000

	(9)	08/24/08	8,000
		08/24/09	8,000
		08/24/10	8,000
		08/24/11	8,000

Kevin C. Connell	(10)	10/04/07	5,000

	(11)	07/03/08	5,000

	(12)	12/01/07	1,000
		12/01/08	1,000

	(13)	11/01/07	600
		11/01/08	600
		11/01/09	600

	(14)	09/13/08	2,000
		09/13/09	2,000
		09/13/10	2,000
		09/13/11	2,000

	(15)	11/28/07	8,000
		11/28/08	8,000
		11/28/09	8,000
		11/28/10	8,000
		11/28/11	8,000

Todd F. Vucovich	(16)	12/01/07	1,000
		12/01/08	1,000

	(17)	11/01/07	2,000
		11/01/08	2,000
		11/01/09	2,000

Fiscal 2007 Option Exercises and Stock Vested

The following table sets forth for each named executive officer certain information about stock options that were exercised during the fiscal year ended September 30, 2007:

Option awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Ronald L. Rossetti (1)	15,000	$64,500
David E. Fountain	—	—
Michael A. Lawler	—	—
Deanne M. Tully	—	—
Steven M. Beckerman	—	—
Kevin Connell	—	—
Todd F. Vucovich	—	—
(1) Mr. Rossetti exercised options to purchase 5,000 shares on February 26, 2007 for a realized value on exercise of $24,500 and options to purchase 10,000 shares on August 1, 2007 for a realized value on exercise of $40,000.

Potential Payments under Termination or Change of Control

This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer's employment (including resignation, voluntary termination or involuntary termination) or a change of control of Tier.  A change of control has been defined in the Change of Control section of the Compensation Discussion and Analysis on page 18.

Other key terms within our employment agreements with our named executive officers are "cause" and "good reason".  They are defined as follows:

Cause shall mean a finding by Tier of:

•	a conviction of the named executive officer of, or a plea of guilty or nolo contendere by the named executive officer to, any felony;

•	an intentional violation by the named executive officer of federal or state securities laws;

•	willful misconduct or gross negligence by the named executive officer that has or is reasonably likely to have a material adverse effect on Tier;

•	a failure of the named executive officer to perform his or her reasonably assigned duties for Tier that has or is reasonably likely to have a material adverse effect on Tier;

•	a material violation by the named executive officer of any material provision of our Business Code of Conduct (or successor policies on similar topics) or any other applicable policies in place;

•
a violation by the named executive officer of any provision of our Proprietary and Confidential Information, Developments, Noncompetition and Nonsolicitation Agreement with the named executive officers; or

•	fraud, embezzlement, theft or dishonesty by the named executive officer against Tier.

Good reason shall mean, without the named executive officer's prior written consent, the occurrence of any of the following:

•	any reduction in the named executive officer's base salary;

•	any material diminution of the named executive officer's duties, responsibilities, powers or authorities;

•	any relocation of his or her principal place of employment by more than 50 miles or requirement that the executive relocate his or her principal place of residence by more than 50 miles; or

•	a material breach by Tier of any material provision of the employment agreement.

Under our corporate policy, all employees, including our named executive officers, are entitled to payments for base salary and payout of any accrued personal time off, or PTO, accrued through the termination date, but not yet paid.

Employment Agreement—Chief Financial Officer

On December 11, 2006, we entered into an employment agreement with our Chief Financial Officer, David E. Fountain.  Pursuant to the terms of this agreement, Mr. Fountain is entitled to certain compensation and benefits, payable in a lump sum within 30 days of the applicable event and provided Mr. Fountain signs a separation release.  The following table describes the maximum potential payments that would have been due to Mr. Fountain as of September 30, 2007, upon designated situations outlined in his employment agreement.

Benefits and payments upon termination	Voluntary termination(1)	Involuntary for cause termination(1)	Death or disability(2)	Involuntary not for cause termination(3)	Change of control(4)
Salary	$13,462	$13,462	$363,462	$363,462	$1,063,462
Bonus	—	—	504,517	504,517	1,009,726
Stock options	—	—	70,740	84,694	225,831
Health benefits	—	—	12,000	12,000	36,000
Perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	1,035,668
Accrued PTO	71,504	71,504	71,504	71,504	71,504
Total	$84,966	$84,966	$1,022,223	$1,036,177	$3,442,191
(1) Amounts reflect maximum salary earned but not paid prior to date of termination and personal time off accrued through date of occurrence.
(2) Amounts reflect maximum salary earned but not paid prior to date of termination, one year base salary and bonus equal to average annual bonus paid for the previous three years, or average historic bonus, prorated for number of months worked prior to occurrence, bonus equal to average historic bonus, immediate vesting of one additional year on all stock options, twelve months continuation of health benefits and personal time off accrued through September 30, 2007.

(3) Amounts reflect maximum salary earned but not yet paid prior to date of termination, one year base salary, bonus equal to average historic bonus prorated for number of months worked prior to occurrence, bonus equal to average historic bonus, immediate vesting of options that would have vested before the end of the term of the employment agreement, twelve months continuation of health benefits and personal time off accrued through September 30, 2007.

(4) Amounts reflect three years base salary and bonus equal to average historic bonus, bonus equal to average historic bonus prorated for the number of months worked, immediate vesting of any stock options, three years continuation of health benefits and personal time off accrued through September 30, 2007.

Employment Agreement—Senior Vice Presidents

We have employment agreements with Messrs. Lawler, Beckerman and Connell.  Pursuant to the terms of these agreements each executive is entitled to certain compensation and benefits, payable in a lump sum within 30 days of event provided the executive signs the separation release, if his employment is terminated for reasons other than for cause.  The following table describes the maximum potential payments that would have been due to each of Messrs. Lawler, Beckerman and Connell as of September 30, 2007, upon designated situations outlined in their respective employment agreements.

Benefits and payments upon termination	Voluntary termination (1)	Voluntary termination with good reason (2)	Involuntary for cause termination (1)	Death or disability (3)	Involuntary not for cause termination (2)	Change of control (4)
Michael A. Lawler

Salary	$9,115	$246,115	$9,115	$246,115	$246,115	$483,115
Bonus	—	—	—	—	—	57,620
Stock options	—	—	—	—	—	162,283
Health benefits	—	12,000	—	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	27,802	27,802	27,802	27,802	27,802	27,802
Total	$36,917	$285,917	$36,917	$285,917	$285,917	$748,820
Steven M. Beckerman

Salary	$8,462	$228,462	$8,462	$228,462	$228,462	$448,462
Bonus	—	—	—	—	—	—
Stock options	—	—	—	—	—	151,693
Health benefits	—	12,000	—	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	9,158	9,158	9,158	9,158	9,158	9,158
Total	$17,620	$249,620	$17,620	$249,620	$249,620	$627,313

Benefits and payments upon termination	Voluntary termination (1)	Voluntary termination with good reason (2)	Involuntary for cause termination (1)	Death or disability(2)	Involuntary not for cause termination (2)	Change of control (4)
Kevin C. Connell

Salary	$9,615	$259,615	$9,615	$259,615	$259,615	$509,615
Bonus	—	—	—	—	—	335,616
Stock options	—	—	—	—	—	63,646
Health benefits	—	12,000	—	12,000	12,000	18,000
Perquisites	—	—	—	—	—	—
Accrued PTO	42,067	42,067	42,067	42,067	42,067	42,067
Total	$51,682	$313,682	$51,682	$313,682	$313,682	$968,944

(1) Amounts reflect maximum salary earned but not yet paid prior to date of termination and personal time off accrued through September 30, 2007.
(2)  Amounts reflect maximum salary earned but not yet paid prior to date of termination, one year base salary, twelve months continued health benefits and personal time off accrued through September 30, 2007.

(3) Amounts reflect one year base salary, twelve months continued health benefits and personal time off accrued through September 30, 2007.
(4)   Amounts reflect two years base salary and bonus equal to the average bonus paid over the last three years, immediate vesting of options granted August 24, 2006, immediate vesting of options that would have vested within eighteen months of date of occurrence, eighteen months continued health benefits and personal time off accrued through September 30, 2007.

Effective February 12, 2007, we entered into a Separation Agreement and Release with Mr. Todd F. Vucovich, Senior Vice President, Packaged Software and Systems Integration.  Pursuant to this agreement, upon his termination, Mr. Vucovich was entitled to receive a lump-sum payment of $122,000, which represents six months of his base compensation plus twelve months of COBRA expenses.  In addition, we agreed to pay Mr. Vucovich up to $75,000 of relocation expenses, up to $7,500 for executive out-placement services, and $25,000 for costs incurred with the sale of this residence in Northern Virginia.  Mr. Vucovich's employment with Tier was terminated on January 2, 2008, at which time he became eligible for these payouts.

Vice President, General Counsel and Corporate Secretary

On July 30, 2003, we entered into an executive severance and change of control agreement with Ms. Deanne Tully, Vice President, General Counsel and Corporate Secretary.  Pursuant to this agreement, Ms. Tully is entitled to one year's salary plus one year's health benefits upon involuntary termination without cause or if a change of control event occurs, payable in a lump-sum within 30 days of event provided she signs a separation release.  The following table describes the maximum payouts that would have been due at September 30, 2007 if either of these events had occurred:

Benefits and payments upon termination	Voluntary termination with good reason (1)	Involuntary for cause termination (1)	Death or disability (1)	Involuntary not for cause termination (2)	Change of control (2)
Salary	$8,462	$8,462	$8,462	$228,462	$228,462
Bonus	—	—	—	—	—
Stock Options	—	—	—	—	—
Health Benefits	—	—	—	12,000	12,000
Perquisites	—	—	—	—	—
Accrued PTO	34,619	34,619	34,619	34,619	34,619
Total	$43,081	$43,081	$43,081	$275,081	$275,081
(1) Amounts reflect maximum salary earned but not yet paid prior to date of termination and personal time off accrued through September 30, 2007.
(2) Amounts reflect one year base salary, twelve months continued health benefits and personal time off accrued through September 30, 2007.

DIRECTOR COMPENSATION

The Governance and Nominating Committee of the Board determines the compensation of our non-employee Board members.  Compensation is reviewed annually and when the Governance and Nominating Committee deems necessary, and is compared with companies of similar nature, capital investment, revenues and headcount.  In addition to the results of a peer study, prior annual retainers and per-meeting fees are taken into account to determine overall compensation.

From October 1, 2006 through our annual meeting in February 2007, we paid our non-employee directors as follows:

•	an annual retainer of $20,000, payable quarterly in arrears, for the chairman of the Audit Committee and for the lead director;

•	an annual retainer of $15,000, payable quarterly in arrears, for all other non-employee directors;

•	$1,000 for each Board meeting attended;

•	$1,000 for each Audit Committee meeting attended; and

•	$500 for all other committee meetings attended.

Effective as of our last annual meeting the pay for non-employee directors for attendance at any committee meeting was increased to $1,000 from $500 previously.

Effective as of March 6, 2007, a Special Committee for Divestments was created.  The purpose of the Special Committee for Divestments is to advise management in the divestment process and assist in evaluating offers for certain business units.  The Special Committee for Divestments is temporary until such time as the Board determines it is no longer necessary.  The Special Committee for Divestments consists of Morgan P. Guenther (Chair), Bruce R. Spector, John J. Delucca and Ronald L. Rossetti.  The chair of the Special Committee for Divestments is paid an annual retainer of $20,000 payable quarterly in arrears.

In addition, we reimburse our Board members for reasonable expenses, including travel related expenses, incurred to attend Board and/or committee meetings.

The Governance and Nominating Committee has authorized the grant to each non-employee director of fully vested options to purchase 20,000 shares of common stock upon the election to the Board by the stockholders at each annual meeting of stockholders.  Each non-employee director elected by the Board, and not by the stockholders in conjunction with an annual meeting, is granted an option on the date of his or her election to purchase a number of shares of common stock calculated by multiplying 1,677 by the number of full calendar months remaining from the date of his or her initial election to the Board until the first anniversary of the prior year's annual meeting.  The closing sale price of a share of our common stock on the date of the option grant is the exercise price of the option, consistent with the way we determine exercise prices on other option grants.

Mr. Rossetti, the only director who is also a Tier employee, receives no compensation for serving as a director.

Fiscal 2007 Director Compensation

As described above, our directors were each compensated the annual retainer plus $1,000 for each meeting attended.  The following table sets forth information regarding the compensation of our non-employee directors for the fiscal year ended September 30, 2007.

Name	Fees earned or paid in cash ($)	Option awards ($) (1) (2)	Total ($)
Charles W. Berger (Chair Audit Committee)	$38,500	$95,115	$133,615
Samuel Cabot III (Chair Compensation Committee and Lead Director)	36,000	95,115	131,115
John J. Delucca	11,500	70,798	82,298
Morgan P. Guenther (Chair Special Committee for Divestitures and Chair Governance and Nominating Committee)	40,500	95,115	135,615
T. Michael Scott	29,000	95,115	124,115
Bruce R. Spector	26,000	95,115	121,115
James R. Stone	5,750	67,926	73,676

(1)  The amounts included in this column reflect the value of option awards that were recognized as an expense for financial statement reporting purposes in fiscal 2007, calculated pursuant to SFAS 123R.  Assumptions used in the calculation of these amounts are included in footnote 10 to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2007.  The following table sets forth each option award represented in the column and the amount included for each such award:

Name	Date of award	Number of shares underlying options (#)	Amount included in fiscal 2007 ($)
Charles W. Berger	08/24/06	40,000*	$22,004
	02/28/07	20,000	73,111

Samuel Cabot III	08/24/06	40,000*	22,004
	02/28/07	20,000	73,111

John J. Delucca	03/05/07	20,000	70,798

Morgan P. Guenther	08/24/06	40,000*	22,004
	02/28/07	20,000	73,111

T. Michael Scott	08/24/06	40,000*	22,004
	02/28/07	20,000	73,111

Bruce R. Spector	08/24/06	40,000*	22,004
	02/28/07	20,000	73,111

James R. Stone	03/26/07	18,337	67,926
*  On August 24, 2006, our non-employee Board members were granted options to purchase 40,000 shares of common stock, which vest as to 20% of the underlying shares granted on the anniversary of the grant date.  On December 10, 2007, the Compensation Committee passed a resolution to accelerate the vesting of these options effective December 7, 2007.

(2)  The following table sets forth the outstanding options held by each of our non-employee directors as of September 30, 2007:

Name	Options outstanding (#)
Charles W. Berger	120,000
Samuel Cabot III	180,000
John J. Delucca	20,000
Morgan P. Guenther	130,000
T. Michael Scott	100,000
Bruce R. Spector	83,333
James R. Stone	18,337

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended September 30, 2007 with management and McGladrey & Pullen, LLP, Tier Technologies, Inc.'s registered public accounting firm for fiscal year 2007.  The Audit Committee also reviewed and discussed with the registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended.

The Audit Committee discussed with the registered public accounting firm its independence from Tier.  The Audit Committee also received from and discussed with the registered public accounting firm its written disclosures and the letter required by Independence Standards Board Standard No. 1.

Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Tier's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

The foregoing report is given by the members of the Audit Committee:  Charles W. Berger (Chair), Samuel Cabot, III and Morgan P. Guenther.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed by McGladrey & Pullen, LLP, or McGladrey, to us for the years ended September 30, 2006 and 2007 are as follows:

(in thousands)	2006	2007
Audit Fees(1)	$307	$346
Audit Related Fees(2)	278	230
Tax Fees	—
All Other Fees	—
Total	$585	$576
(1) Represents fees for the audit of our financial statements, review of our quarterly financial statements and advice on accounting matters directly related to the audit and audit services provided in connection with other statutory and regulatory filings.
(2) Represents fees associated with the audit of our internal controls over financial reporting to comply with Section 404 of the Sarbanes-
   Oxley Act of 2002.

The Audit Committee has a policy requiring that it approve the scope, extent and associated fees of any audit services provided by our independent registered public accounting firm and that it pre-approve all non-audit related services performed by the independent registered public accounting firm.  For the fiscal year ended September 30, 2007, the Audit Committee pre-approved 100% of the services performed by McGladrey and did not rely on the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X under the Exchange Act.

PROPOSAL TWO:  RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Accountants

Our Audit Committee selected McGladrey as our independent registered public accounting firm for fiscal year 2008, subject to ratification by our stockholders at the annual meeting.  Representatives of McGladrey are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of McGladrey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of McGladrey to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection of McGladrey, the Audit Committee will reconsider whether to retain that firm.  Even if the selection of McGladrey is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tier and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Stockholder Proposals for our next Annual Meeting

If a stockholder intends to present a proposal for inclusion in the proxy statement for our next annual meeting, they must follow the procedures outlined in Rule 14a-8 under the Exchange Act.  Such proposals must be addressed to Tier Technologies, Inc., Attention: Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia, 20191, and received no later than September 17, 2008.

Proposals not intended to be included in next year's proxy statement, but that are instead sought to be presented directly at the 2009 annual meeting, including nominations of director candidates, must be received by us at the above mentioned address no later than 60 days nor more than 90 days prior to the date of such meeting, but if we give less than 70 days advance notice or prior public disclosure of the date of such meeting, we must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever comes first.

If you and other residents at your mailing address own shares of our common stock in street name, your broker, bank or other nominee record holder may have notified you that your household will receive only one notice of Internet availability of proxy materials, annual report and proxy statement for each company in which you hold stock through that broker or bank.  Each stockholder will continue to receive a separate proxy card or voting instruction card.  If you would like to receive additional copies of the notice of Internet availability of proxy materials, annual report and proxy statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee holder, or you may contact us by mail or phone at Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191, attention Corporate Secretary, (571) 382-1000.

A copy of the our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 is available without charge upon written request to Corporate Secretary, Tier Technologies, Inc., 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.

By Order of the Board of Directors

Deanne M. Tully
Secretary

January 15, 2008

TIER TECHNOLOGIES, INC.
10780 PARKRIDGE BLVD., SUITE 400
RESTON, VA 20191

SUBMIT A PROXY VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tier Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TIER01 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TIER TECHNOLOGIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

	For All	Withhold All	For All Except
PROPOSAL NO. 1: Nominees for Director for election by the holders of the common stock	☐	☐	☐

01) Charles W. Berger
02) Samuel Cabot III
03) John J. Delucca
04) Morgan P. Guenther
05) Ronald L. Rossetti
06) James Stone

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
PROPOSAL NO. 2: To ratify the selection of McGladrey & Pullen, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	☐	☐

Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors. To specify different directions with regard to cumulative voting, including to cumulate votes with respect to a nominee or nominees as explained in the proxy statement, mark the box on the right and write your instructions on the line below (if you wish to cumulate votes with respect to a nominee or nominees, please indicate the name(s) and the number of votes to be given to such nominee(s)). ☐

Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

A-1

TIER TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Tier Technologies, Inc., hereby constitutes and appoints RONALD L. ROSSETTI and DEANNE M. TULLY and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at Tier's Annual Meeting of Stockholders, to be held at Tier's headquarters located at 10780 Parkridge Boulevard, Suite 400, Reston, Virginia at 2:00 p.m. local time on February 28, 2008, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Stockholders and proxy statement, in the manner specified on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjournment or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicated(s) his/her intention to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Cumulative Voting Instructions/Comments (Mark the corresponding box on the reverse side)

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